EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                            June 19, 2001


    Northwest Airlines Corporation Sees Improvement In Its Second and Third Quarter Financial Performance, But Expects a Modest Second Quarter Loss



         MINNEAPOLIS - (June 19) -- Northwest Airlines Corporation (NASDAQ:
NWAC) announced today that as a result of the continuing weakness in the U.S. economy and near record high fuel prices, it expects to report a second quarter net loss of $50 to $75 million.

         "Northwest Airlines, like the rest of the airline industry, continues to suffer the effects of high fuel prices and a weak U.S. economy that are negatively impacting business travel and yields," said Mickey Foret, Northwest Airlines executive vice president and chief financial officer. "However, due to industry-leading load factors in April and May, Northwest's second quarter financial performance will be a significant improvement over the first quarter of this year."

         Looking ahead, Foret continued, "Based on strong third quarter leisure bookings, we currently expect additional improvement in our third quarter performance. However, the continued weakness in business travel and yield into the fourth quarter will create a challenging environment for the industry."

         With annual revenues in excess of $11 billion and approximately 55,000 employees worldwide, Northwest Airlines is the world's fourth largest airline, with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam and more than 2,700 daily departures. With its travel partners, Northwest serves more than 785 cities in 120 countries on six continents. Based on statistics compiled by the U.S. Department of Transportation, Northwest was the most on-time U.S. airline among the seven largest network carriers for the period 1990-2000.

Safe Harbor

         Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations
                                                                     -more-

Northwest Airlines Expects a Modest Second Quarter Loss
Page 2



         reflected in or suggested by the forward-looking statements. Information with respect to the factors and events that could cause these differences is contained in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

                                      ###

           For more information, media inquiries can be directed to
      Northwest Airlines Corporate Communications at 612-726-2331 or to
                     Northwest's web site at www.nwa.com.